Exhibit 99.1

Antero Resources Reports Third Quarter 2020 Financial and Operational Results

Denver, Colorado, October 28, 2020— Antero Resources Corporation (NYSE: AR) (“Antero Resources”, “Antero”, or the “Company”) today announced its third quarter 2020 financial and operational results. The relevant unaudited condensed consolidated financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Third Quarter Highlights Include:

•	Net production averaged 3,772 MMcfe/d, including 220,000 Bbl/d of liquids (65% natural gas by volume)
•	Realized natural gas equivalent price including hedges averaged $2.92 per Mcfe, a $0.94 premium to NYMEX pricing
•	Net loss was $536 million, due to a $749 million unrealized commodity hedge movement in fair value driven by the impact of a 10% increase in the natural gas strip during the quarter
•	Adjusted EBITDAX was $272 million (Non-GAAP); net cash provided by operating activities was $176 million
•	Free Cash Flow before changes in working capital was $88 million (Non-GAAP)
•	Drilling and completion capital expenditures were $161 million, down 11% sequentially and 44% from the year ago period
•	Well costs were $640 per lateral foot including roads, pad and facility costs with an average lateral length of 15,900 feet
•	Net marketing expense was $0.11 per Mcfe, the lowest since Antero gained access to its full firm transportation portfolio
o	Realized a $38 million benefit in September by using long-haul firm transportation portfolio relative to selling gas in-basin, net of utilized transportation expense and unutilized marketing expense
•	Released 300 MMcf/d of firm transportation commitments effective in 2021, reducing expected 2021 costs by $25 million
o	A total of 810 MMcf/d of firm transportation is set to expire by year end 2024, reducing annual net marketing expense by $100 million
•	Repurchased $461 million of senior notes principal, inclusive of the previously announced tender offers, at a 13% weighted average discount during the quarter
o	Repurchasing at a discount since 4Q 2019 has reduced total debt by $220 million and annual interest expense by $34 million
•	Borrowing base under the credit facility was reaffirmed at $2.85 billion, $210 million above the $2.64 billion of lender commitments
•	Published annual Corporate Sustainability Report citing industry-low greenhouse gas intensity, methane leak loss rate, no gas flaring and set environmental reduction goals for 2025

Paul Rady, Chairman and Chief Executive Officer of Antero Resources commented, “Our third quarter results highlight the exceptional operational momentum that continues at Antero. Our development program and well results continue to exceed expectations, which drove the quarterly production outperformance. Antero’s long-haul firm transportation portfolio allowed for no shut-ins or curtailments and delivered gas sales at just $0.05 per Mcf below NYMEX prices during a period of wide regional basis differentials. Our operational and strategic advantages combined with an improving backdrop for natural gas and NGLs support our expectation of significant free cash flow generation during the second half of 2020.

Mr. Rady continued “Earlier this month we published our annual Corporate Sustainability Report, which highlights our outstanding environmental, social, and governance (“ESG”) performance and unwavering commitment to being an industry leader in ESG metrics. We believe that natural gas will be key to the energy transition over the coming decades as it compliments renewable energy growth. As the third largest natural gas producer in the U.S., we are well positioned to maintain our peer-leading ESG position and be a natural gas provider of choice. Finally, we are committed to improving our already low greenhouse gas metrics even further as we work to achieve our 2025 environmental goals.”

Glen Warren, CFO and President of Antero Resources said, “We have delivered on our commitment to reduce debt through a combination of $751 million of asset sales and debt repurchases at a discount. Our debt repurchase program which we launched in late 2019, has resulted in a $1.3 billion reduction in near-term maturities and the elimination of $220 million of total debt due to the realized discount. During the second half of 2020, we expect to generate $175 to $200 million in free cash flow, based on today’s strip prices, and to receive the first of two $51 million contingency payments from our overriding royalty holder, Sixth Street Partners, providing additional funds for debt retirement. By year-end 2020 we estimate that Antero will have reduced total debt by over $800 million. Longer term, we are committed to maximizing free cash flow and further reducing total debt and financial leverage.”

For a discussion of the non-GAAP financial measures including Adjusted EBITDAX and Free Cash Flow please see “Non-GAAP Financial Measures.”

Asset Sale Program Update

Since the announcement of the Company’s $750 million to $1 billion asset sale target in December 2019, Antero has closed $751 million of transactions as detailed in the table below. Proceeds received to date have been used to repurchase debt at a discount. The Company intends to continue to evaluate other opportunities for asset monetizations with the proceeds earmarked for further debt reduction.

$M
Antero Midstream Common Stock Sale (December 2019)	$100,000
ORRI Transaction (June 2020)(1)	$402,000
Hedge Monetization (July 2020)(2)	$29,000
VPP Transaction (August 2020)	$220,000
Total Asset Sale Proceeds to Date	$751,000

(1)	Includes $102 million of contingent payments, $51 million of which was earned based on volume thresholds met during the third quarter of 2020. The remainder may be earned based on achieving volume thresholds through the first quarter of 2021.
(2)	Includes hedge monetization related to the ORRI transaction that resulted in Antero being over-hedged on natural gas.

Debt Repurchases

Antero repurchased $461 million principal amount of senior notes during the third quarter of 2020 at a 13% weighted average discount price. The total includes the results of the completed tender offer for Antero’s senior notes maturing in 2021, 2022 and 2023. The repurchase discount during the third quarter reduced total indebtedness by $59 million. Since the commencement of the debt repurchase program in the fourth quarter of 2019, Antero has repurchased $1.3 billion of debt principal at a 17% weighted average discount. This discount alone reduced total indebtedness by $220 million, while interest expense has been reduced by $34 million on an annualized basis.

The table below shows the principal amount of our senior notes repurchased between September 30, 2019 and 2020.

	Par Value at September 30,		Principal	Repurchase	Discount
($M)	2019	2020	Repurchased	Cost	Realized
5.375% Senior Notes Due 2021	$1,000,000	$315,279	$(684,721)	$(596,648)	(13)%
5.375% Senior Notes Due 2022	1,100,000	660,516	(439,484)	(355,437)	(19)%
5.375% Senior Notes Due 2023	750,000	579,232	(170,768)	(127,485)	(25)%
5.375% Senior Notes Due 2025	600,000	590,000	(10,000)	$(6,364)	(36)%
Total	$3,450,000	$2,145,027	$(1,304,973)	(1,085,934)	(17)%

Borrowing Base Redetermination Completed

As a result of the recently completed October 2020 borrowing base redetermination, the borrowing base under Antero Resources’ credit facility was reaffirmed at $2.85 billion. Lender commitments under the credit facility remained at $2.64 billion, supported by 24 banks. Antero has $1.1 billion in available liquidity under its credit facility as of September 30, 2020.

Firm Transportation Commitments

Antero’s firm transportation commitments will decline by 810 MMcf/d by year end 2024 at Antero’s option. Of that, 300 MMcf/d of firm transportation commitments will expire during 2021 and notice has been given to the pipeline counterparties to that effect. If Antero elects to release the remaining 510 MMcf/d, the annual reduction in demand fees will total $100 million by 2024. The released commitment volumes are expected to reduce net marketing expense by approximately $25 million in 2021 and $60 million in 2022, as compared to 2020 levels, assuming maintenance level capital spending.

Third quarter net marketing expense of $0.11 per Mcfe was the lowest since Antero’s full firm transportation portfolio was completed in 2018. As basis differentials widened during the third quarter of 2020, Antero’s firm transportation portfolio allowed for the flow of its production without any shut-ins or curtailments and shielded it from the wide regional basis to NYMEX prices. During the month of September, when the regional basis differential expanded to over $1.50 per Mcf, Antero’s firm transportation provided a $38 million benefit relative to selling gas in-basin, net of utilized transportation expense and unutilized marketing expense. The wide basis differentials continued during October and Antero experienced similar benefits from its firm transportation portfolio.

Third Quarter 2020 Free Cash Flow

Antero generated $88 million in Free Cash Flow before changes in working capital during the third quarter. After adjusting for working capital investments of $80 million during the quarter, Free Cash Flow was $7 million. Antero expects working capital adjustments to reverse during the fourth quarter of 2020 and continues to expect Free Cash Flow of $175 to $200 million during the second half of 2020, assuming strip pricing.

	Three Months Ended September 30,
($MM)	2019	2020
Net Cash Provided by Operating Activities	$198,410	$175,870
Less: Capital Expenditures	(290,825)	(151,157)
Less: Distributions to Non-Controlling Interests	—	(17,249)
Free Cash Flow	$(92,415)	$7,464
Changes in Working Capital	13,653	80,308
Free Cash Flow before changes in working capital	$(78,762)	$87,772

Corporate Sustainability Report

Antero published its 2019 Corporate Sustainability Report (“CSR”) in October detailing the Company’s ongoing commitment to environmental excellence, strong governance, safe operations and the communities in which it operates. The report highlights Antero’s leadership in greenhouse gas (GHG) intensity, methane leak loss rate and safety metrics. Within the report, Antero set in place year 2025 environmental goals which include a 50% reduction in its 2019 methane leak loss rate to under 0.025%, a 10% reduction in GHG intensity, alignment with TCFD and SASB reporting guidelines and endeavoring to achieve net zero carbon emissions through operational improvements and carbon offsets.

The Company believes that natural gas will be key to the energy transition and the ability to address the risks associated with climate change. As the lightest and least GHG intensive hydrocarbon, natural gas is as important as wind and solar in the energy mix that allows the U.S. and the globe to transition to a lower carbon energy future. The CSR press release and full report is available at www.anteroresources.com/sustainability/founders-message. Information on the Company’s website does not constitute a portion of, and is not incorporated by reference into, this press release.

COVID-19 Pandemic Developments

As a producer of natural gas, NGLs and oil, Antero Resources is recognized as an essential business under various federal, state and local regulations related to the COVID-19 pandemic and the communities in which it operates. The Company has continued to operate under these regulations, while taking steps to protect the health and safety of its workers. Antero has implemented protocols to reduce the risk of an outbreak within its field operations, and these protocols have not had an impact on production or performance. A substantial portion of the Company’s non-field level employees have transitioned to remote work from home arrangements. Antero has been able to maintain a consistent level of effectiveness, including maintaining day-to-day operations and decision making, and financial reporting systems and internal control over financial reporting. For more information, please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Third Quarter 2020 Financial Results

For the three months ended September 30, 2020, Antero reported a GAAP net loss of $536 million, or $1.99 per diluted share, compared to a GAAP net loss of $879 million, or $2.86 per diluted share, in the prior year period. The loss was driven by a $749 million unrealized commodity derivative fair value loss as a result of the 10% rise in the natural gas strip pricing during the quarter. Adjusted Net Income (non-GAAP measure) was $15 million, or $0.05 per diluted share, compared to Adjusted Net Loss of $150 million during the three months ended September 30, 2019, or $0.49 per diluted share.

Adjusted EBITDAX (non-GAAP measure) was $272 million, a 5% increase compared to the prior year period driven by lower operating costs and increased production. Antero’s average realized gas equivalent price after hedges declined by 7% from $3.13 per Mcfe in the third quarter of 2019 to $2.92 per Mcfe in the third quarter of 2020, a $0.94 per Mcf premium to NYMEX pricing.

The following table details the components of average net production and average realized prices for the three months ended September 30, 2020:

	Three months ended September 30, 2020
					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,453	14,860	145,654	59,345	3,772

					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$1.93	$25.07	$22.01	$5.94	$2.30
Settled commodity derivatives	0.80	9.89	1.80	(0.27)	0.62
Average realized prices after settled derivatives	$2.73	$34.96	$23.81	$5.67	$2.92

NYMEX average price	$1.98	$40.89			$1.98
Premium / (Differential) to NYMEX	$0.75	$(5.93)			$0.94

Net daily natural gas equivalent production in the third quarter averaged 3,772 MMcfe/d, including 219,859 Bbl/d of liquids (65% natural gas by volume), a new company record. Net production increased 12% from the prior year period. Throughput on Antero Midstream’s low pressure gathering system was in excess of the third quarter 2020 growth incentive fee threshold of 2,800 MMcf/d, resulting in a $12 million rebate to Antero Resources.

Antero’s average realized natural gas price before hedging was $1.93 per Mcf, representing a 23% decrease versus the prior year period. Despite a sharp widening in the regional basis differential during the quarter, Antero realized a $0.05 per Mcf discount to the average NYMEX Henry Hub price through the use of its premium firm transportation to NYMEX-based markets. Antero expects its pre-hedge natural gas differentials to return to a $0.00 to $0.10 premium to NYMEX in the fourth quarter of 2020. Including hedges, Antero’s average realized natural gas price was $2.73 per Mcf, a $0.75 premium to the average NYMEX price.

Antero’s average realized C3+ NGL price before hedging was $22.01 per barrel, a 47% sequential improvement and a 2% decrease versus the prior year period. Antero shipped 49% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.06 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 51% of C3+ NGL net production at a $0.10 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 145,654 Bbl/d of net C3+ NGL production was $22.01 per barrel, which was a $0.02 per gallon discount to Mont Belvieu pricing. Antero expects to sell at least 50% of its C3+ NGL production in 2020 at Marcus Hook for export at a premium to Mont Belvieu.

	Three months ended September 30, 2020
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	71,426	49%	$0.06
Remaining C3+ NGL volume	Hopedale, OH	74,228	51%	$(0.10)
Total C3+ NGLs/Blended Premium		145,654	100%	$(0.02)

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes, net marketing, and general and administrative expense (excluding equity-based compensation) was $2.21 per Mcfe in the third quarter, a 10% decrease compared to $2.46 per Mcfe average during the third quarter of 2019. Lease operating expense was $0.06 per Mcfe in the third quarter, a 50% decline from $0.12 per Mcfe in the year ago period driven by a decrease in water handling costs as Antero increased water blending and reuse in completion operations. G&A expense was $0.07 per Mcfe, a 30% decrease from the third quarter of 2019 primarily due to a lower employee headcount and a 12% increase in production.

Per unit net marketing expense declined to $0.11 per Mcfe in the third quarter, compared to $0.20 per Mcfe reported in the prior year period. The decline was driven primarily by higher production volumes during the quarter and wide regional basis differentials resulting in less unutilized transportation capacity.

Third Quarter 2020 Operating Update

Marcellus Shale — Antero placed 27 horizontal Marcellus wells to sales during the third quarter with an average lateral length of 11,937 feet. Fifteen of the 27 new wells have been on-line for at least 60 days and the average 60-day rate per well was 24.5 MMcfe/d, including approximately 1,169 Bbl/d of liquids assuming 25% ethane recovery. Year-to-date, Antero has averaged over 6,000 feet per day drilling the lateral section of its wells. Additionally, Antero’s ongoing emphasis on completion efficiencies resulted in an improvement during the third quarter to 8.5 stages completed per day.

These efficiency gains led to average all-in well costs of $675 per lateral foot, normalized to a 12,000 foot lateral. This represents a 30% reduction in all-in well cost per lateral foot since the beginning of 2019. The vast majority of the improvement in well costs has been driven by operational efficiency and process changes. Actual well costs averaged $640 per lateral foot during the third quarter as the average lateral length drilled was 15,900 feet. All-in well costs are expected to average $675 per lateral during the fourth quarter for a 12,000 foot lateral. Antero currently has one drilling rig and one completion crew running.

Third Quarter 2020 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended September 30, 2020, were $161 million. Through the first nine months of 2020, Antero has turned in line 96 of the projected 105 well completions planned for the year. Antero anticipates a decline in capital spending during the fourth quarter of 2020, reflecting reduced drilling and completion activity with full year drilling and capital spend of $750 million, unchanged from prior guidance. In addition to capital invested in drilling and completion costs, the Company invested $10 million in land during the third quarter. For a reconciliation of accrued capital expenditures to cash capital expenditures see the table on page 11.

Balance Sheet and Liquidity

As of September 30, 2020, Antero’s total debt was $3.2 billion, of which $827 million were borrowings outstanding under the Company’s revolving credit facility. Antero has a borrowing base of $2.85 billion with lender commitments that total $2.64 billion. After deducting letters of credit outstanding of $730 million, the Company had $1.1 billion in available liquidity at September 30, 2020. Net debt to trailing twelve month Adjusted EBITDA ratio was 3.2x as of September 30, 2020, down from the prior quarter’s ratio of 3.6x.

Commodity Derivative Positions

Antero had realized hedge gains of $234 million during the third quarter and $759 million during the first nine months of 2020. The Company has hedged 1.3 Tcf of natural gas at a weighted average index price of $2.68 per MMBtu through 2023 with fixed price swap positions. Antero also has oil, NGL and ethane fixed price swap positions, including oil positions that total 26,000 Bbl/d, NGL positions that total 10,315 Bbl/d and ethane positions that total 24,500 Bbl/d during the fourth quarter of 2020.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, for more information on all commodity derivative positions, including basis swaps and natural gas calls.

The following tables summarize Antero’s hedge position as of September 30, 2020:

Fixed price natural gas positions from October 1, 2020 through December 31, 2023 were as follows:

	Natural gas MMBtu/day	Weighted average index price
Year ending December 31, 2020:
NYMEX ($/MMBtu)	2,067,500	$2.84
Year ending December 31, 2021:
NYMEX ($/MMBtu)	2,160,000	$2.77
Year ending December 31, 2022:
NYMEX ($/MMBtu)	905,897	$2.43
Year ending December 31, 2023:
NYMEX ($/MMBtu)	43,000	$2.37

C3+ NGL, ethane and oil derivative contract positions from October 1, 2020 through December 31, 2020 were as follows:

	Derivative Contract Type	Liquids Hedges (Bbl/d)	Weighted average index price ($/Gal)	Weighted average basis differential $/Gal	Weighted average index price ($/Bbl)
Year ending December 31, 2020:
Total Propane (C3) – ARA (Europe) (1)	Fixed swap	10,315	$0.55		$23.10

Total OPIS Ethane Mt Belvieu	Fixed swap	24,500	$0.20

Total NYMEX Crude Oil (2)		26,000			$55.63

(1)	Net of shipping. Assumes $0.10/gal shipping to ARA.
(2)	Hedged 20,000 Bbl/d of pentane (C5) at 80% of WTI and hedged the resulting 26,000 Bbl/d of oil-equivalent volumes at $55.63/Bbl WTI on average (80% x $55.63 = $44.52/Bbl pentane).

Guidance

All guidance not discussed in this release is unchanged from previously stated guidance.

2020 Asset Sales Program Accounting Treatment

For the three months and nine months ended September 30, 2020, Martica Holdings, LLC (“Martica”), the entity associated with the previously announced ORRI transaction, is consolidated in the Company’s consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in the Company’s unaudited condensed consolidated financial statements. The noncontrolling interest in the Company’s unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2020 represents the interest in Martica, which is the entity established with the overriding royalty sale, not owned by Antero.

Under the VPP transaction entered into during the third quarter of 2020, all production volumes and reserves are treated as a divestiture and not included in the results. Net proceeds are recognized as deferred revenue as of September 30, 2020. Deferred revenue is recognized as volumes are delivered using the unit-of-production method over the term of the VPP.

For more information, please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Conference Call

A conference call is scheduled on Thursday, October 29, 2020 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Thursday, November 5, 2020 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13703919.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com. The webcast will be archived for replay on the Company’s website until Thursday, November 5, 2020 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage.

Non-GAAP Financial Measures

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income (loss), adjusted for certain items. Antero believes that Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance. The following tables reconcile net income (loss) to Adjusted Net Income (Loss) (in thousands):

	Three months ended September 30,
	2019	2020
Net loss attributable to Antero Resources Corp	$(878,864)	$(535,613)
Unrealized commodity derivative gains (losses)	(100,785)	748,791
Amortization of deferred revenue, VPP	—	(5,175)
Impairment of oil and gas properties	1,041,469	29,392
Impairment of midstream assets	7,800	—
Equity-based compensation	3,875	5,699
Gain on early extinguishment of debt	—	(55,633)
(Gain) loss on sale of assets	—	—
Contract termination and rig stacking	62	1,246
Tax effect of reconciling items (1)	(223,342)	(174,008)
Adjusted Net Income (Loss)	$(149,785)	$14,699

Fully Diluted Shares Outstanding	307,781	268,511

(1)	Deferred taxes were approximately 23% for 2019 and 24% for 2020.

Per Share Amounts

	Three months ended September 30,
	2019	2020
Net loss attributable to Antero Resources Corp	$(2.86)	(1.99)
Unrealized commodity derivative gains (losses)	(0.33)	2.79
Amortization of deferred revenue	—	(0.02)
Impairment of oil and gas properties	3.38	0.11
Impairment of midstream assets	0.03	—
Equity-based compensation	0.02	0.02
Gain on early extinguishment of debt	—	(0.21)
(Gain) loss on sale of assets	—	—
Contract termination and rig stacking	—	—
Tax effect of reconciling items (1)	(0.73)	(0.65)
Adjusted Net Income (Loss)	$(0.49)	0.05

(1)	Deferred taxes were approximately 23% for 2019 and 24% for 2020.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,	September 30,
	2019	2020
AR bank credit facility	$552,000	827,000
5.375% AR senior notes due 2021	952,500	315,279
5.125% AR senior notes due 2022	923,041	660,516
5.625% AR senior notes due 2023	750,000	579,232
5.000% AR senior notes due 2025	600,000	590,000
4.250% AR convertible senior notes due 2026	—	287,500
Net unamortized premium	791	(83,658)
Net unamortized debt issuance costs	(19,464)	(17,644)
Consolidated total debt	$3,758,868	3,158,225
Less: AR cash and cash equivalents	—	—
Net Debt	$3,758,868	3,158,225

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow, or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less drilling and completion capital and leasehold capital, less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities and to service or incur additional debt. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Through March 12, 2019, the financial results of Antero Midstream Partners were included in our consolidated results. Effective March 13, 2019, we no longer consolidate Antero Midstream Partners and account for our interest in Antero Midstream using the equity method of accounting. Adjusted EBITDAX includes distributions received with respect to limited partner interests in Antero Midstream Partners common units through March 12, 2019.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The following table represents a reconciliation of our net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of our Adjusted EBITDAX to net cash provided by operating activities per our unaudited condensed consolidated statements of cash flows, in each case, for the three and nine months ended September 30, 2019 and 2020. Adjusted EBITDAX also excludes the noncontrolling interests in Martica and these adjustments are disclosed in the table below as Martica related adjustments.

	Three months ended
	September 30,
(in thousands)	2019	2020
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(878,864)	(535,613)
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	—	(18,233)
Depletion, depreciation, amortization, and accretion	242,430	239,533
Impairment of oil and gas properties	1,041,469	29,392
Impairment of midstream assets	7,800	—
Unrealized commodity derivative gains (losses)	(100,785)	748,791
Proceeds from derivative monetizations	—	(18,073)
Amortization of deferred revenue, VPP	—	(5,175)
Equity-based compensation expense	3,875	5,699
Provision for income tax expense (benefit)	(272,627)	(168,778)
Gain on early extinguishment of debt	—	(55,633)
Equity in (earnings) loss of unconsolidated affiliates	117,859	(24,419)
Distributions/dividends from unconsolidated affiliates	48,714	42,755
Interest expense, net	47,754	48,043
Exploration expense	208	454
Contract termination and rig stacking	62	1,246
Transaction expense	—	524
	257,895	290,513
Antero Midstream Partners related adjustments (2)	—	—
Martica related adjustments (2)	—	(18,072)
Adjusted EBITDAX	$257,895	272,441

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$257,895	272,441
Martica related adjustments (2)	—	18,072
Interest expense, net	(47,754)	(48,043)
Exploration expense	(208)	(454)
Changes in current assets and liabilities	(13,653)	(86,618)
Transaction expense	—	(524)
Proceeds from derivative monetizations	—	18,073
Other items	2,130	2,923
Net cash provided by operating activities	$198,410	175,870

(1)	The adjustments for the derivative fair value gains and losses and gains on settled derivatives have the effect of adjusting net income (loss) from operations for changes in the fair value of unsettled derivatives, which are recognized at the end of each accounting period. As a result, derivative gains included in the calculation for Adjusted EBITDAX only reflect derivatives that settled during the period. Adjusted EBITDAX does not include proceeds from derivatives monetizations.
(2)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve months ended
(in thousands)	September 30, 2020
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(1,819,923)
Net loss and comprehensive loss attributable to noncontrolling interests	(17,997)
Depletion, depreciation, amortization, and accretion	847,262
Impairment of oil and gas properties	202,694
Unrealized commodity derivative gains (losses)	946,982
Proceeds from derivative monetizations	(18,073)
Amortization of deferred revenue, VPP	(5,175)
Equity-based compensation expense	21,233
Provision for income tax benefit	(528,609)
Gain on early extinguishment of debt	(211,784)
Equity in loss of unconsolidated affiliates	136,431
Impairment of equity investment	1,078,222
Distributions/dividends from unconsolidated affiliates	176,982
Loss on sale of equity investments	108,745
Water earnout	(125,000)
Interest expense, net	207,199
Exploration expense	1,131
Contract termination and rig stacking	12,317
Transaction fees	6,662
Martica Holdings, LLC related adjustments	(21,172)
Adjusted EBITDAX	$998,127

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three months ended September 30,
	2019	2020
Drilling and completion capital expenditures (as reported; cash basis)	$277,843	141,693
Change in accrued capital costs	12,102	19,373
Accrued drilling and completion capital expenditures (accrual basis)	$289,945	161,066

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, asset monetization opportunities and pricing, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the amount and timing of any litigation settlements or awards, future marketing opportunities and Antero Resources’ environmental goals are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, potential shut-ins of production due to lack of downstream demand or storage capacity and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2019 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

For more information, contact Michael Kennedy – SVP – Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Consolidated Balance Sheets

December 31, 2019 and September 30, 2020

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	September 30,
	2019	2020
Assets
Current assets:
Accounts receivable	$46,419	88,062
Accounts receivable, related parties	125,000	—
Accrued revenue	317,886	338,729
Derivative instruments	422,849	83,057
Other current assets	10,731	11,934
Total current assets	922,885	521,782
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,368,854	1,265,255
Proved properties	11,859,817	12,149,941
Gathering systems and facilities	5,802	5,802
Other property and equipment	71,895	72,936
	13,306,368	13,493,934
Less accumulated depletion, depreciation, and amortization	(3,327,629)	(3,659,376)
Property and equipment, net	9,978,739	9,834,558
Operating leases right-of-use assets	2,886,500	2,660,188
Derivative instruments	333,174	44,070
Investment in unconsolidated affiliate	1,055,177	272,926
Other assets	21,094	16,215
Total assets	$15,197,569	13,349,739

Liabilities and Equity
Current liabilities:
Accounts payable	$14,498	55,173
Accounts payable, related parties	97,883	81,519
Accrued liabilities	400,850	344,606
Revenue distributions payable	207,988	148,917
Derivative instruments	6,721	107,933
Short-term lease liabilities	305,320	251,568
Deferred revenue, VPP	—	43,192
Other current liabilities	6,879	2,467
Total current liabilities	1,040,139	1,035,375
Long-term liabilities:
Long-term debt	3,758,868	3,158,225
Deferred income tax liability	781,987	381,233
Derivative instruments	3,519	149,222
Long-term lease liabilities	2,583,678	2,410,114
Deferred revenue, VPP	—	167,466
Other liabilities	58,635	64,223
Total liabilities	8,226,826	7,365,858
Commitments and contingencies (Notes 14 and 15)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 295,941 shares and 268,549 shares issued and outstanding at December 31, 2019 and September 30, 2020, respectively	2,959	2,685
Additional paid-in capital	6,130,365	6,165,750
Accumulated earnings (deficit)	837,419	(500,308)
Total stockholders' equity	6,970,743	5,668,127
Noncontrolling interests	—	315,754
Total equity	6,970,743	5,983,881
Total liabilities and equity	$15,197,569	13,349,739

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss

Three Months Ended September 30, 2019 and 2020

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2019	2020
Revenue and other:
Natural gas sales	$524,448	436,304
Natural gas liquids sales	284,958	327,426
Oil sales	40,561	34,265
Commodity derivative fair value gains (losses)	220,788	(514,751)
Marketing	46,645	91,497
Amortization of deferred revenue, VPP	—	5,175
Other income	1,481	675
Total revenue	1,118,881	380,591
Operating expenses:
Lease operating	35,928	21,450
Gathering, compression, processing, and transportation	603,860	656,615
Production and ad valorem taxes	28,863	25,790
Marketing	108,216	128,580
Exploration	208	454
Impairment of oil and gas properties	1,041,469	29,392
Impairment of midstream assets	7,800	—
Depletion, depreciation, and amortization	241,503	238,418
Accretion of asset retirement obligations	927	1,115
General and administrative (including equity-based compensation expense of $3,875 and $5,699 in 2019 and 2020, respectively)	35,923	31,640
Contract termination and rig stacking	62	1,246
Total operating expenses	2,104,759	1,134,700
Operating loss	(985,878)	(754,109)
Other income (expense):
Equity in earnings (loss) of unconsolidated affiliates	(117,859)	24,419
Transaction expense	—	(524)
Interest expense, net	(47,754)	(48,043)
Gain on early extinguishment of debt	—	55,633
Total other income (expense)	(165,613)	31,485
Loss before income taxes	(1,151,491)	(722,624)
Provision for income tax benefit	272,627	168,778
Net loss and comprehensive income loss including noncontrolling interests	(878,864)	(553,846)
Less: net loss and comprehensive loss attributable to noncontrolling interests	—	(18,233)
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(878,864)	(535,613)

Loss per share—basic	$(2.86)	(1.99)
Loss per share—diluted	$(2.86)	(1.99)

Weighted average number of shares outstanding:
Basic	307,781	268,511
Diluted	307,781	268,511

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2019 and 2020

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2019	2020
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$189,060	(1,355,724)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	726,827	655,460
Impairment of oil and gas properties	1,253,712	155,962
Impairment of midstream assets	14,782	—
Commodity derivative fair value (gains) losses	(471,847)	116,933
Gains on settled commodity derivatives	261,794	740,805
Proceeds from derivative monetizations	—	18,073
Loss on sale of assets	951	—
Equity-based compensation expense	19,327	17,001
Deferred income tax expense (benefit)	32,019	(426,267)
Gain on early extinguishment of debt	—	(175,365)
Equity in loss of unconsolidated affiliates	90,193	83,408
Impairment of equity investment	—	610,632
Gain on deconsolidation of Antero Midstream Partners LP	(1,406,042)	—
Distributions/dividends of earnings from unconsolidated affiliates	109,241	128,267
Amortization of deferred revenue	—	(5,175)
Amortization of debt issuance costs, debt discount debt premium and other	8,179	7,391
Changes in current assets and liabilities:
Accounts receivable	14,236	(15,454)
Accrued revenue	193,650	(20,843)
Other current assets	2,365	(1,455)
Accounts payable including related parties	(971)	(2,198)
Accrued liabilities	(11,169)	15,522
Revenue distributions payable	(72,176)	(54,403)
Other current liabilities	1,387	(60)
Net cash provided by operating activities	955,518	492,510
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(69,796)	(31,136)
Drilling and completion costs	(957,931)	(693,920)
Additions to water handling and treatment systems	(24,416)	—
Additions to gathering systems and facilities	(48,239)	—
Additions to other property and equipment	(5,980)	(1,346)
Settlement of water earnout	—	125,000
Investments in unconsolidated affiliates	(25,020)	—
Proceeds from the Antero Midstream Partners LP Transactions	296,611	—
Proceeds from asset sales	7,461	—
Proceeds from VPP sale, net	—	215,833
Change in other assets	1,983	1,506
Net cash used in investing activities	(825,327)	(384,063)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(17,924)	(43,443)
Issuance of senior notes	650,000	—
Issuance of convertible notes	—	287,500
Repayment of senior notes	—	(899,971)
Borrowings (repayments) on bank credit facilities, net	(45,000)	275,000
Payments of deferred financing costs	(8,259)	(8,907)
Sale of noncontrolling interest	—	300,000
Distributions to noncontrolling interests in Antero Midstream Partners LP	(85,076)	—
Distributions to noncontrolling interests in Martica Holdings LLC	—	(17,249)
Employee tax withholding for settlement of equity compensation awards	(2,379)	(373)
Other	(2,021)	(1,004)
Net cash provided by (used in) financing activities	489,341	(108,447)
Effect of deconsolidation of Antero Midstream Partners LP	(619,532)	—
Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$142,288	135,494
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$22,103	44,302

The following table set forth selected operating data for the three months ended September 30, 2019 and 2020:

	Three months ended		Amount of
	September 30,		Increase	Percent
(in thousands)	2019	2020	(Decrease)	Change
Revenue:
Natural gas sales	$524,448	$436,304	$(88,144)	(17)%
Natural gas liquids sales	284,958	327,426	42,468	15%
Oil sales	40,561	34,265	(6,296)	(16)%
Commodity derivative fair value gains (losses)	220,788	(514,751)	(735,539)	(333)%
Marketing	46,645	91,497	44,852	96%
Amortization of deferred revenue, VPP	—	5,175	5,175	*
Other income	1,481	675	(806)	(54)%
Total revenue	1,118,881	380,591	(738,290)	(66)%
Operating expenses:
Lease operating	35,928	21,450	(14,478)	(40)%
Gathering and compression	209,751	221,004	11,253	5%
Processing	230,377	244,888	14,511	6%
Transportation	163,732	190,723	26,991	16%
Production and ad valorem taxes	28,863	25,790	(3,073)	(11)%
Marketing	108,216	128,580	20,364	19%
Exploration	208	454	246	118%
Impairment of oil and gas properties	1,041,469	29,392	(1,012,077)	(97)%
Impairment of midstream assets	7,800	—	(7,800)	*
Depletion, depreciation, and amortization	241,503	238,418	(3,085)	(1)%
Accretion of asset retirement obligations	927	1,115	188	20%
General and administrative (excluding equity-based compensation)	32,048	25,941	(6,107)	(19)%
Equity-based compensation	3,875	5,699	1,824	47%
Contract termination and rig stacking	62	1,246	1,184	*
Total operating expenses	2,104,759	1,134,700	(970,059)	(46)%
Operating loss	(985,878)	(754,109)	231,769	(24)%
Other earnings (expenses):
Equity in earnings (loss) of unconsolidated affiliates	(117,859)	24,419	142,278	(121)%
Transaction expense	—	(524)	(524)	*
Interest expense, net	(47,754)	(48,043)	(289)	1%
Gain on early extinguishment of debt	—	55,633	55,633	*
Total other income (expense)	(165,613)	31,485	197,098	(119)%
Loss before income taxes	(1,151,491)	(722,624)	428,867	(37)%
Provision for income tax benefit	272,627	168,778	(103,849)	(38)%
Net loss and comprehensive loss including noncontrolling interests	(878,864)	(553,846)	325,018	(37)%
Less: net loss and comprehensive loss attributable to noncontrolling interests	—	(18,233)	(18,233)	*
Net loss and comprehensive loss attributable to Antero Resources Corporation	(878,864)	(535,613)	343,251	(39)%

Adjusted EBITDAX	$257,895	$272,441	$14,578	6%

* Not meaningful

	Three months ended September 30,		Amount of Increase	Percent
	2019	2020	(Decrease)	Change
Production data (1):
Natural gas (Bcf)	210	226	16	8%
C2 Ethane (MBbl)	4,307	5,459	1,152	27%
C3+ NGLs (MBbl)	11,472	13,400	1,928	17%
Oil (MBbl)	865	1,367	502	58%
Combined (Bcfe)	310	347	37	12%
Daily combined production (MMcfe/d)	3,367	3,772	405	12%
Average prices before effects of derivative settlements (2):
Natural gas (per Mcf)	$2.50	$1.93	$(0.57)	(23)%
C2 Ethane (per Bbl)	$6.15	$5.94	$(0.21)	(3)%
C3+ NGLs (per Bbl)	$22.53	$22.01	$(0.52)	(2)%
Oil (per Bbl)	$46.86	$25.07	$(21.79)	(47)%
Weighted Average Combined (per Mcfe)	$2.74	$2.30	$(0.44)	(16)%
Average realized prices after effects of derivative settlements (2):
Natural gas (per Mcf)	$3.05	$2.73	$(0.32)	(10)%
C2 Ethane (per Bbl)	$6.15	$5.67	$(0.48)	(8)%
C3+ NGLs (per Bbl)	$22.67	$23.81	$1.14	5%
Oil (per Bbl)	$50.00	$34.96	$(15.04)	(30)%
Weighted Average Combined (per Mcfe)	$3.13	$2.92	$(0.21)	(7)%
Average costs (per Mcfe):
Lease operating	$0.12	$0.06	$(0.06)	(50)%
Gathering and compression	$0.68	$0.64	$(0.04)	(6)%
Processing	$0.74	$0.71	$(0.03)	(4)%
Transportation	$0.53	$0.55	$0.02	4%
Production taxes	$0.09	$0.07	$(0.02)	(22)%
Marketing, net	$0.20	$0.11	$(0.09)	(45)%
Depletion, depreciation, amortization and accretion	$0.78	$0.69	$(0.09)	(12)%
General and administrative (excluding equity-based compensation)	$0.10	$0.07	$(0.03)	(30)%

(1)	Production volumes exclude volumes related to VPP transaction.
(2)	Average sales prices shown in the table reflect both the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.